Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Michael A. Sicuro
702.263.2505

MIKOHN RECEIVES APPROVAL FROM GAMING LABORATORIES INTERNATIONAL

FOR ITS GARFIELD™ SLOT GAME

FINAL VERSION OF TICKET IN TICKET OUT ALSO APPROVED

LAS VEGAS – May 3, 2004 - Mikohn Gaming Corporation (NASDAQ: MIKN) (the Company), a leading provider of diversified products and services used in the gaming industry worldwide, announced today that it has received approval from Gaming Laboratories International (GLI) for the Garfield™ slot game and the final version of its Ticket in Ticket Out (TITO) in 14 of 18 GLI jurisdictions.

Under existing contracts with Caesars Entertainment International (CEI), and Isle of Capri (IOC), the Company will place games at 8 properties within the next 45-50 days. Additionally, Mikohn will be placing TITO versions of slot games Yahtzee® Looking for Love™ and Trivial Pursuit® in jurisdictions approved by GLI from its pipeline of installations in process.

President and Chief Executive Officer Russel McMeekin stated: “We are excited about obtaining GLI’s approval in all but 4 of their jurisdictions. This important milestone will enable Mikohn to place over 800 slot games over the next 9 months which provides us another level of confidence in achieving our top line estimates for fiscal 2004. We are anticipating approvals from other jurisdictions during the next 60-90 days that will allow us to place additional slot games in these territories.”

About Mikohn: Mikohn is a leading supplier of innovative and diversified products and services used in the gaming industry worldwide. The Company develops, manufactures and distributes an expanding array of slot games, table games and advanced player tracking and accounting systems for slot machines and table games. The Company is also a market leader in exciting visual displays and progressive jackpot technology for casinos worldwide. There is a Mikohn product in virtually every casino in the world. For further information, visit the Company’s website at www.mikohn.com.

Garfield ©2004 Paws, Inc. All Rights Reserved.

YAHTZEE is a registered trademark of Hasbro, Inc. and is used with permission. ©2004 Hasbro, Inc. All Rights Reserved

The trademark TRIVIAL PURSUIT and related properties are owned by Horn Abbot Ltd., used with permission. ©2004 Horn Abbot Ltd. All Rights Reserved.

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Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to delay in the introduction of new products, rights licensed from content providers, the Company’s ability to enforce its intellectual property rights, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.